Exhibit 24.1

DIRECTOR’S POWERS OF ATTORNEY

(Form S-8 for the Equity Incentive Plan)

Each of the undersigned directors of ManpowerGroup Inc. (the “Company”) hereby constitutes and appoints Michelle S. Nettles and Dale Johnson, and each of them, the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead to sign for the undersigned and in the undersigned’s name in the capacity as a director of the Company the Company’s Registration Statement on Form S-8 relating to the Equity Incentive Plan, as amended, and to file the same, with all exhibits thereto, other documents in connection therewith, and any amendments to any of the foregoing, including post-effective amendments and/or supplements to said Form S-8, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the undersigned’s substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have each executed this Power of Attorney, on one or more counterparts, as of the 8th day of May, 2026.

/s/ Jean-Philippe Courtois	/s/ John F. Ferraro
Jean-Philippe Courtois	John F. Ferraro

/s/ William P. Gipson	/s/ Julie M. Howard
William P. Gipson	Julie M. Howard

/s/ Ulice Payne, Jr.	/s/ Muriel Pénicaud
Ulice Payne, Jr.	Muriel Pénicaud

/s/ Jonas Prising	/s/ Paul Read
Jonas Prising	Paul Read

/s/ Elizabeth P. Sartain	/s/ Michael J. Van Handel
Elizabeth P. Sartain	Michael J. Van Handel